Exhibit 99.1

Antero Midstream Announces Second Quarter 2026 Financial and Operating Results

Denver, Colorado, July 29, 2026—Antero Midstream Corporation (NYSE: AM) (“Antero Midstream” or the “Company”) today announced its second quarter 2026 financial and operating results. The relevant consolidated financial statements are included in Antero Midstream’s Quarterly Report on Form 10-Q for the three months ended June 30, 2026.

Highlights:

•	Gathering and compression volumes increased by 19% and 17%, respectively, compared to the prior year quarter
•	Net Income was $114 million, or $0.24 per diluted share, an 8% per share decrease compared to the prior year quarter
•	Adjusted Net Income was $131 million, or $0.27 per diluted share, a 7% per share decrease compared to the prior year quarter (non-GAAP measure)
•	Adjusted EBITDA was $289 million, a 2% increase compared to the prior year quarter (non-GAAP measure)
•	Capital expenditures were $47 million
•	Adjusted Free Cash Flow after dividends was $80 million (non-GAAP measure)
•	Commenced construction on the Company’s first intrastate regional pipeline (“East Side Express”)
•	Received $371 million in damages and interest from Veolia in July and called $650 million of senior notes due 2028 at par

Michael Kennedy, CEO and President of Antero Midstream said, “During the quarter, Antero Midstream gathered over 4.1 Bcf/d of production, which was a 19% increase year-over-year and a new company record. Our water integration projects remain on track, which we expect to drive high-single digit EBITDA growth in 2027.”

Mr. Kennedy further added, “In addition, during the quarter we commenced initial construction of our first intrastate regional pipeline, the “East Side Express”, which will enhance regional connectivity within our operating areas. This pipeline positions Antero Midstream for future dry gas growth in West Virginia with decades of underlying inventory to capture growing regional demand. This east-west bi-directional pipeline represents our first regional pipeline and adds significant optionality for future intrastate pipeline projects that provide an integrated midstream solution connecting low-cost supply to demand centers.”

Justin Agnew, CFO of Antero Midstream, said “The second quarter marked our twelfth consecutive quarter of generating Free Cash Flow after dividends, highlighting the consistency of operations over the last three years. Looking ahead, we expect an increase in volumes across both the gathering and water businesses to drive EBITDA growth in the back half of the year in line with our full year guidance range.”

Mr. Agnew further added, “In July, Antero Midstream received approximately $371 million of proceeds from Veolia, which allowed us to reduce absolute debt and be below our 3-times leverage target ahead of expectations. After calling the $650 million of senior notes due 2028 at par, Antero Midstream has over $600 million of liquidity and no near-term maturities. This provides us with significant liquidity and balance sheet capacity to pursue additional growth opportunities and further return of capital to shareholders.”

For a discussion of the non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income, Leverage, and Adjusted Free Cash Flow after dividends please see “Non-GAAP Financial Measures and Definitions.”

Clearwater Lawsuit Update

On June 23, 2026 the Colorado Supreme Court affirmed that Antero Midstream had prevailed on its claims against Veolia relating to the Clearwater Facility. On July 24, 2026 Antero Midstream received approximately $371 million in damages and interest. These proceeds and borrowings under the revolving credit facility are being used to call the $650 million of senior unsecured notes due 2028 at par.

Share Repurchases

During the second quarter of 2026, Antero Midstream repurchased 0.4 million shares for approximately $8 million. Antero Midstream had approximately $310 million of remaining capacity under its share repurchase program as of June 30, 2026.

Strategic and Operating Updates

During the quarter, Antero Midstream began its multiyear investment in the East Side Express, the Company’s first dry gas regional connectivity expansion project. This project will expand dry gas deliveries to several different long haul and regional pipelines and will enhance optionality to local markets in order to capture growing regional demand around the Company’s area of operations.

Antero Midstream connected 26 wells to its gathering system and serviced 21 wells with its fresh water delivery system during the quarter. Capital expenditures were $47 million during the second quarter of 2026. The Company invested $33 million in gathering and compression and $14 million in water infrastructure.

Second Quarter 2026 Financial Results

Gathering and compression volumes increased by 19% and 17%, respectively, compared to the prior year quarter. Fresh water delivery volumes averaged 82 MBbl/d during the quarter, a 16% decrease compared to the second quarter of 2025. Processing volumes from the processing and fractionation joint venture (the “Joint Venture”) averaged 1.6 Bcf/d and Joint Venture fractionation volumes averaged 40 MBbl/d, both in line with the prior year quarter. Processing and fractionation capacity were both 100% utilized during the quarter.

For the three months ended June 30, 2026, revenues were $327 million, comprised of $272 million from the Gathering and Processing segment and $79 million from the Water Handling segment, net of $23 million of amortization of customer relationships. Water Handling revenues include $45 million from other water handling and high rate water transfer services.

Direct operating expenses were $37 million for the Gathering and Processing segment and $48 million for the Water Handling segment for a total of $85 million. Water Handling operating expenses include $40 million from other water handling and high rate water transfer services. General and administrative expenses excluding equity-based compensation were $12 million during the second quarter of 2026. Total operating expenses during the second quarter of 2026 included $11 million of equity-based compensation expense and $37 million of depreciation expense.

Net Income was $114 million, or $0.24 per diluted share. Net Income adjusted for amortization of customer relationships, impairment of property and equipment, transaction expense and other, net of tax effects of reconciling items, or Adjusted Net Income, was $131 million. Adjusted Net Income was $0.27 per diluted share, a 7% per share decrease compared to the prior year quarter.

The following table reconciles Net Income to Adjusted Net Income (in thousands):

	Three Months Ended June 30,
	2025	2026
Net Income	$124,513	113,515
Amortization of customer relationships	17,668	22,802
Impairment of property and equipment	—	133
Transaction expense	—	273
Other(1)	—	409
Tax effect of reconciling items(2)	(4,564)	(6,112)
Adjusted Net Income	$137,617	131,020

(1)	Other represents loss on settlement of asset retirement obligations.
(2)	The statutory tax rate for each of the three months ended June 30, 2025 and 2026 was approximately 26%.

Adjusted EBITDA was $289 million, a 2% increase compared to the prior year quarter. Interest expense was $56 million, a 16% increase compared to the prior year quarter driven by financing for the HG Energy acquisition. Capital expenditures were $47 million during the second quarter of 2026. Adjusted Free Cash Flow before dividends was $186 million and Adjusted Free Cash Flow after dividends was $80 million.

The following table reconciles Net Income to Adjusted EBITDA and Adjusted Free Cash Flow before and after dividends (in thousands):

	Three Months Ended June 30,
	2025	2026
Net Income	$124,513	113,515
Interest expense, net	47,962	55,680
Income tax expense	43,985	40,966
Depreciation expense	33,364	37,378
Amortization of customer relationships	17,668	22,802
Equity-based compensation	11,407	10,828
Equity in earnings of unconsolidated affiliates	(30,016)	(28,525)
Distributions from unconsolidated affiliates	35,355	35,280
Impairment of property and equipment	—	133
Transaction expense	—	273
Other operating expense, net(1)	50	454
Adjusted EBITDA	$284,288	288,784
Interest expense, net	(47,962)	(55,680)
Capital expenditures (accrual-based)	(44,847)	(46,678)
Current income tax expense	(1,908)	—
Adjusted Free Cash Flow before dividends	$189,571	186,426
Dividends declared (accrual-based)	(107,678)	(106,801)
Adjusted Free Cash Flow after dividends	$81,893	79,625

(1)	Other operating expense, net represents accretion of asset retirement obligations and loss on settlement of asset retirement obligations.

The following table reconciles net cash provided by operating activities to Adjusted Free Cash Flow before and after dividends (in thousands):

	Three Months Ended June 30,
	2025	2026
Net cash provided by operating activities	$265,183	254,249
Amortization of deferred financing costs	(1,314)	(1,539)
Settlement of asset retirement obligations	48	40
Transaction expense	—	273
Changes in working capital	(29,499)	(19,919)
Capital expenditures (accrual-based)	(44,847)	(46,678)
Adjusted Free Cash Flow before dividends	$189,571	186,426
Dividends declared (accrual-based)	(107,678)	(106,801)
Adjusted Free Cash Flow after dividends	$81,893	79,625

Conference Call

A conference call is scheduled on Thursday, July 30, 2026 at 10:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results. To participate in the call, dial in at 877-407-9126 (U.S.), or +1 201-493-6751 (International) and reference “Antero Midstream.” A telephone replay of the call will be available until Thursday, August 6, 2026 at 10:00 am MT at 877-660-6853 (U.S.) or +1 201-612-7415 (International) using the conference ID: 13758948. To access the live webcast and view the related earnings conference call presentation, visit Antero Midstream's website at www.anteromidstream.com. The webcast will be archived for replay until Thursday, August 6, 2026 at 10:00 am MT.

Presentation

An updated presentation will be posted to the Company's website before the conference call. The presentation can be found at www.anteromidstream.com on the homepage. Information on the Company's website does not constitute a portion of, and is not incorporated by reference into this press release.

Non-GAAP Financial Measures and Definitions

Antero Midstream uses certain non-GAAP financial measures. Antero Midstream defines Adjusted Net Income as Net Income adjusted for certain items. Antero Midstream uses Adjusted Net Income to assess the operating performance of its assets. Antero Midstream defines Adjusted EBITDA as Net Income adjusted for certain items.

Antero Midstream uses Adjusted EBITDA to assess:

•	the financial performance of Antero Midstream’s assets, without regard to financing methods, capital structure or historical cost basis;
•	its operating performance and return on capital as compared to other publicly traded companies in the midstream energy sector, without regard to financing or capital structure; and
•	the viability of acquisitions and other capital expenditure projects.

Antero Midstream defines Adjusted Free Cash Flow before dividends as Adjusted EBITDA less net interest expense, accrual-based capital expenditures, and current income tax expense. Capital expenditures include additions to gathering systems and facilities, additions to water handling systems, and investments in unconsolidated affiliates. Capital expenditures exclude acquisitions and Adjusted Free Cash Flow excludes transaction expense related to acquisitions. Adjusted Free Cash Flow after dividends is defined as Adjusted Free Cash Flow before dividends less accrual-based dividends declared for the quarter. Antero Midstream uses Adjusted Free Cash Flow before and after dividends as a performance metric to compare the cash generating performance of Antero Midstream from period to period.

Adjusted EBITDA, Adjusted Net Income, and Adjusted Free Cash Flow before and after dividends are non-GAAP financial measures. The GAAP measure most directly comparable to these measures is Net Income. Such non-GAAP financial measures should not be considered as alternatives to the GAAP measures of Net Income and cash flows provided by (used in) operating activities. The presentations of such measures are not made in accordance with GAAP and have important limitations as analytical tools because they include some, but not all, items that affect Net Income and cash flows provided by (used in) operating activities. You should not consider any or all such measures in isolation or as a substitute for analyses of results as reported under GAAP. Antero Midstream’s definitions of such measures may not be comparable to similarly titled measures of other companies.

The following table reconciles cash paid for capital expenditures and accrued capital expenditures during the period (in thousands):

	Three Months Ended June 30,
	2025	2026
Capital expenditures (as reported on a cash basis)	$40,064	52,743
Change in accrued capital costs	4,783	(6,065)
Capital expenditures (accrual basis)	$44,847	46,678

Antero Midstream defines Net Debt as consolidated total debt, excluding unamortized debt premiums and debt issuance costs, less cash, cash equivalents and restricted cash. Antero Midstream views Net Debt as an important indicator in evaluating Antero Midstream’s financial leverage. Antero Midstream defines Leverage as Net Debt divided by Adjusted EBITDA for the last twelve months. The GAAP measure most directly comparable to Net Debt is total debt, excluding unamortized debt premiums and debt issuance costs.

The following table reconciles consolidated total debt to Net Debt as used in this release (in thousands):

June 30, 2026
Bank credit facility	$341,900
5.75% senior notes due 2028	650,000
5.375% senior notes due 2029	750,000
6.625% senior notes due 2032	600,000
5.75% senior notes due 2033	650,000
5.75% senior notes due 2034	600,000
Consolidated total debt	$3,591,900
Less: Cash, cash equivalents and restricted cash	—
Consolidated net debt	$3,591,900

Antero Midstream Corporation is a Delaware corporation that owns, operates and develops midstream gathering, compression, processing and fractionation assets located in the Appalachian Basin, as well as integrated water assets that primarily service Antero Resources Corporation’s (NYSE: AR) (“Antero Resources”) properties.

This release includes "forward-looking statements.” Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” “goal,” or “target” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Midstream’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Midstream expects, believes or anticipates will or may occur in the future, such as statements regarding our strategy, future operations, financial position, estimated revenues and losses, Antero Resources’ and Antero Midstream’s respective ability to integrate acquired assets and achieve the intended operational, financial and strategic benefits from any such transactions, projected costs, prospects, plans and objectives of management, Antero Resources’ expected production and development plan, natural gas, NGLs and oil prices, Antero Midstream’s ability to realize the anticipated benefits of its investments in unconsolidated affiliates, Antero Midstream’s ability to execute its share repurchase and dividend program, Antero Midstream’s ability to execute its business strategy, impacts of geopolitical events, including the conflicts in Ukraine, Venezuela and in the Middle East, and world health events, information regarding long-term financial and operating outlooks for Antero Midstream and Antero Resources, information regarding Antero Resources’ expected future growth and its ability to meet its drilling and development plan and the participation level of Antero Resources’ drilling partner, the impact on demand for Antero Midstream’s services as a result of incremental production by Antero Resources, the impact of recently enacted legislation, and expectations regarding the amount and timing of litigation awards are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. All forward-looking statements speak only as of the date of this release. Although Antero Midstream believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Midstream expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties incidental to our business, most of which are difficult to predict and many of which are beyond Antero Midstream’s control. These risks include, but are not limited to, risks associated with the successful integration and future performance of acquired assets and operations, commodity price volatility, inflation, supply chain or other disruptions, environmental risks, Antero Resources’ drilling and completion and other operating risks, regulatory changes or changes in law, the uncertainty inherent in projecting Antero Resources’ future rates of production, cash flows and access to capital, the timing of development expenditures, impacts of geopolitical events, including the conflicts in Ukraine, Venezuela and the Middle East, and world health events, cybersecurity risks, the state of markets for, and availability of, verified quality carbon offsets and the other risks described under the heading "Risk Factors" in Antero Midstream's Annual Report on Form 10-K for the year ended December 31, 2025 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2026.

This release is not a notice of redemption of the 2028 notes. The redemption is being made solely pursuant to the Notice of Redemption, dated July 24, 2026, relating to the 2028 notes.

For more information, contact Daniel Katzenberg, Vice President – Investor Relations, at (303) 357-7219 or dkatzenberg@anteroresources.com.

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

		(Unaudited)
	December 31,	June 30,
	2025	2026
Assets
Current assets:
Cash and cash equivalents	$180,435	—
Restricted cash	82,500	—
Accounts receivable–Antero Resources	106,771	135,798
Accounts receivable–third party	993	889
Income tax receivable	1,896	1,896
Current assets held for sale	4,600	—
Other current assets	2,669	2,363
Total current assets	379,864	140,946
Long-term assets:
Property and equipment, net	3,454,572	3,942,843
Investments in unconsolidated affiliates	585,778	574,215
Customer relationships	1,074,087	1,652,223
Operating leases right-of-use assets	—	43,066
Assets held for sale	379,036	—
Other assets, net	10,779	10,522
Total assets	$5,884,116	6,363,815

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable–Antero Resources	$5,366	5,716
Accounts payable–third party	10,368	12,988
Accrued liabilities	91,527	134,626
Short-term lease liabilities	—	12,786
Current liabilities held for sale	2,297	—
Other current liabilities	1,924	1,235
Total current liabilities	111,482	167,351
Long-term liabilities:
Long-term debt	3,222,530	3,566,179
Deferred income tax liability, net	562,996	641,600
Long-term lease liabilities	—	30,580
Liabilities held for sale	3,021	—
Other	12,046	12,731
Total liabilities	3,912,075	4,418,441
Stockholders' equity:
Preferred stock, $0.01 par value: 100,000 authorized as of December 31, 2025 and June 30, 2026
Series A non-voting perpetual preferred stock; 12 designated and 10 issued and outstanding as of December 31, 2025 and June 30, 2026	—	—
Common stock, $0.01 par value; 2,000,000 authorized; 474,060 and 474,657 issued and outstanding as of December 31, 2025 and June 30, 2026, respectively	4,741	4,747
Additional paid-in capital	1,952,524	1,833,934
Retained earnings	14,776	106,693
Total stockholders' equity	1,972,041	1,945,374
Total liabilities and stockholders' equity	$5,884,116	6,363,815

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,
	2025	2026
Revenue:
Gathering and compression–Antero Resources	$248,901	271,507
Water handling–Antero Resources	73,773	78,539
Water handling–third party	466	—
Amortization of customer relationships	(17,668)	(22,802)
Total revenue	305,472	327,244
Operating expenses:
Direct operating	63,114	84,526
General and administrative (including $11,407 and $10,828 of equity-based compensation in 2025 and 2026, respectively)	22,125	22,557
Facility idling	375	287
Depreciation	33,364	37,378
Impairment of property and equipment	—	133
Other operating expense, net	50	454
Total operating expenses	119,028	145,335
Operating income	186,444	181,909
Other income (expense):
Interest expense, net	(47,962)	(55,680)
Equity in earnings of unconsolidated affiliates	30,016	28,525
Transaction expense	—	(273)
Total other expense	(17,946)	(27,428)
Income before income taxes	168,498	154,481
Income tax expense	(43,985)	(40,966)
Net income and comprehensive income	$124,513	113,515

Net income per common share–basic	$0.26	0.24
Net income per common share–diluted	$0.26	0.24

Weighted average common shares outstanding:
Basic	479,083	474,909
Diluted	482,451	477,113

ANTERO MIDSTREAM CORPORATION

Selected Operating Data (Unaudited)

			Amount of
	Three Months Ended June 30,		Increase	Percentage
	2025	2026	or Decrease	Change
Operating Data:
Gathering (MMcf)	314,826	375,249	60,423	19%
Compression (MMcf)	313,706	367,280	53,574	17%
Centralized compression (MMcf)	313,706	299,283	(14,423)	(5)%
Well pad compression (MMcf)	—	67,997	67,997	100%
High pressure gathering (MMcf)	293,146	271,748	(21,398)	(7)%
Fresh water delivery (MBbl) (1)	8,941	7,479	(1,462)	(16)%
Other water handling (MBbl) (2)	5,330	12,376	7,046	132%
Wells serviced by fresh water delivery	11	21	10	91%
Gathering (MMcf/d)	3,460	4,124	664	19%
Compression (MMcf/d)	3,447	4,036	589	17%
Centralized compression (MMcf/d)	3,447	3,289	(158)	(5)%
Well pad compression (MMcf/d)	—	747	747	100%
High pressure gathering (MMcf/d)	3,221	2,986	(235)	(7)%
Fresh water delivery (MBbl/d) (1)	98	82	(16)	(16)%
Other water handling (MBbl/d) (2)	59	136	77	131%
Average Realized Fees (3):
Gathering ($/Mcf)	$0.36	0.37	0.01	3%
Centralized compression ($/Mcf)	$0.22	0.22	—	*
High pressure gathering ($/Mcf)	$0.23	0.23	—	*
Fresh water delivery ($/Bbl) (1)	$4.37	4.44	0.07	2%
Joint Venture Operating Data:
Processing (MMcf)	153,560	151,217	(2,343)	(2)%
Fractionation (MBbl)	3,640	3,640	—	*
Processing (MMcf/d)	1,687	1,662	(25)	(1)%
Fractionation (MBbl/d)	40	40	—	*

*Not meaningful or applicable.

(1)	Fresh water delivery includes fresh water charged at a fixed fee under our water services agreement with Antero Resources.
(2)	Other water handling includes fresh water charged at cost plus 3% for services provided to Antero Resources on its acreage acquired from HG Production and our other fluid handling services charged at cost plus 3% or cost of service.
(3)	The average realized fees for the three months ended June 30, 2026, include annual CPI-based adjustments of approximately 1.5%.

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Results of Segment Operations (Unaudited)

(In thousands)

	Three Months Ended June 30, 2026
	Gathering and	Water		Consolidated
(in thousands)	Processing	Handling	Unallocated (1)	Total
Revenues:
Revenue–Antero Resources	$271,507	78,539	—	350,046
Amortization of customer relationships	(13,784)	(9,018)	—	(22,802)
Total revenues	257,723	69,521	—	327,244
Operating expenses:
Direct operating	36,533	47,993	—	84,526
General and administrative (excluding equity-based compensation)	6,564	2,625	2,540	11,729
Equity-based compensation	7,988	2,526	314	10,828
Facility idling	—	287	—	287
Depreciation	18,884	18,494	—	37,378
Impairment of property and equipment	133	—	—	133
Other operating expense, net	—	454	—	454
Total operating expenses	70,102	72,379	2,854	145,335
Operating income (loss)	187,621	(2,858)	(2,854)	181,909
Other income (expense):
Interest expense, net	—	—	(55,680)	(55,680)
Equity in earnings of unconsolidated affiliates	28,525	—	—	28,525
Transaction expense	—	—	(273)	(273)
Total other income (expense)	28,525	—	(55,953)	(27,428)
Income (loss) before income taxes	216,146	(2,858)	(58,807)	154,481
Income tax expense	—	—	(40,966)	(40,966)
Net income (loss) and comprehensive income (loss)	$216,146	(2,858)	(99,773)	113,515

(1)	Corporate expenses that are not directly attributable to either the gathering and processing or water handling segments.

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Six Months Ended June 30,
	2025	2026
Cash flows provided by (used in) operating activities:
Net income	$245,250	231,781
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	66,112	72,013
Impairment of property and equipment	817	133
Deferred income tax expense	76,493	78,605
Equity-based compensation	23,809	21,407
Equity in earnings of unconsolidated affiliates	(58,036)	(58,537)
Distributions from unconsolidated affiliates	68,730	71,000
Amortization of customer relationships	35,336	44,012
Amortization of deferred financing costs	2,621	3,051
Settlement of asset retirement obligations	(258)	(74)
Gain on long-lived assets	—	(2,658)
Other operating activities	94	488
Changes in assets and liabilities:
Accounts receivable–Antero Resources	3,557	(8,345)
Accounts receivable–third party	304	361
Other current assets	(195)	120
Accounts payable–Antero Resources	166	416
Accounts payable–third party	1,750	3,501
Income taxes payable	989	—
Accrued liabilities	(3,414)	35,599
Net cash provided by operating activities	464,125	492,873
Cash flows provided by (used in) investing activities:
Additions to gathering systems, facilities and other	(43,094)	(54,838)
Additions to water handling systems	(24,168)	(35,811)
Additional investments in unconsolidated affiliate	(5,078)	(900)
Acquisition of HG Midstream	—	(1,103,032)
Proceeds from asset sales	6	378,628
Other investing activities	—	171
Net cash used in investing activities	(72,334)	(815,782)
Cash flows provided by (used in) financing activities:
Dividends to common stockholders	(224,134)	(220,735)
Dividends to preferred stockholders	(275)	(275)
Repurchases of common stock	(45,340)	(26,355)
Borrowings on Credit Facility	567,500	1,411,200
Repayments on Credit Facility	(662,500)	(1,069,300)
Payments of deferred financing costs	—	(1,784)
Employee tax withholding for settlement of equity-based compensation awards	(27,042)	(32,555)
Payments on capital lease obligations	—	(222)
Net cash provided by (used in) financing activities	(391,791)	59,974
Net decrease in cash, cash equivalents and restricted cash	—	(262,935)
Cash, cash equivalents and restricted cash, beginning of period	—	262,935
Cash, cash equivalents and restricted cash, end of period	$—	—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	93,416	91,865
Income taxes paid during the period	2,600	—
Increase (decrease) in accrued capital expenditures and accounts payable for property and equipment	9,795	(2,919)
Right-of-use assets obtained in exchange for new operating lease obligations	351	47,618